UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2012

DOUGLAS DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34728	134275891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7777 North 73rd Street, Milwaukee, Wisconsin 53223

(Address of principal executive offices, including zip code)

(414) 354-2310

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Douglas Dynamics, Inc. (the “Company”) adopted the Douglas Dynamics, Inc. 2012 Annual Incentive Plan (the “2012 AIP”).  Each of the Company’s named executive officers is eligible to participate in the 2012 AIP, which provides for the opportunity to earn a cash bonus upon the achievement of certain performance targets.  The Committee has selected operating income and free cash flow as the performance metrics under the 2012 AIP, assigning these metrics a weighting of 70% and 30%, respectively.  The target bonus level under the 2012 AIP for the Company’s President and Chief Executive Officer is 100% of his base salary and the target bonus level for the other named executive officers is 75% of base salary, with maximum bonus levels of 150% and 125% of base salary, respectively.

The foregoing description of the 2012 AIP is qualified in its entirety by reference to the 2012 AIP, a copy of which will be filed by the Company with its next quarterly report on Form 10-Q.

Item 8.01                                           Other Events.

On March 8, 2012, the Company’s Board of Directors approved stock ownership guidelines setting levels of ownership of the Company’s common stock that the Company’s executive officers and non-employee directors are expected to satisfy within five years.  The ownership requirements are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Non-Employee Directors	3x Cash Portion of Annual Retainer

Newly appointed executive officers and non-employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2012

DOUGLAS DYNAMICS, INC.

	By:	/s/ Robert McCormick
Robert McCormick
Executive Vice President, Chief Financial
Officer and Secretary